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                                                                 Exhibit 99.1



SNAPPER, INC. ANNOUNCES NEW PRESIDENT AND CEO

McDonough, Georgia February 4, 1997 - Snapper, Inc., a wholly-owned subsidiary of Metromedia International Group, Inc. (AMEX:MMG), engaged in the manufacture of premium lawn and garden equipment, announced that Robin Chamberlain has been appointed President and Chief Executive Officer. Jerry J. Schweiner resigned as President and CEO effective January 28.

Ms. Chamberlain, 37, has been with the Company since 1989 in various financial roles, most recently as Chief Financial Officer. Ms. Chamberlain said "Our goal for 1997 is to focus our efforts on sales and customer service. We believe our products for 1997 are state-of-the-art and will play an important role in our future success."

The success of Snapper's dealer direct program has led management of Metromedia to re-evaluate its prior decision concerning the disposition of Snapper. Stuart Subotnick, President and Chief Executive Officer of Metromedia said, "The institution of the dealer direct program under Ms. Chamberlain's leadership will allow the company to advance its new product line. We have decided not to pursue our previously announced plan to dispose of Snapper and we are committed to the growth and development of the company." As a result of this decision, the operations of Snapper, Inc. will be included in the consolidated financial results of Metromedia International Group.

Snapper, Inc. is a leading manufacturer of lawn and garden equipment, sold throughout the United States and distributed in 30 foreign countries. Snapper employs more than 1,200 people in Georgia and throughout the world.